Exhibit 10.1
FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT
          THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “First Amendment”), dated as of August 8, 2008, is by and between American Medical Systems, Inc., a Delaware corporation (“Purchaser”), and Bio Control Medical (B.C.M), Ltd., an Israeli corporation (“Seller”).
          WHEREAS, Purchaser and Seller entered into an Asset Purchase Agreement, dated as of April 26, 2006 (the “Purchase Agreement”);
          WHEREAS, Section 8.2 of the Purchase Agreement permits the parties to amend the terms thereof by the written agreement of all the parties thereto;
          WHEREAS, Purchaser and Seller entered into an Amended and Restated License Agreement effective January 1, 2008 (the “Amended License Agreement”);
          WHEREAS, the First Amendment to the Amended License Agreement (the “License Amendment”) is also being executed in connection with this First Amendment;
          WHERAS, the Second Milestone has been met and Purchaser has paid the Second Milestone Payment to Seller; and
          WHEREAS, the parties desire to amend portions of the Purchase Agreement as set forth herein.
          ACCORDINGLY, the parties hereby agree as follows:
1.	First Milestone Satisfied. Purchaser is hereby deemed to have satisfied the First Milestone pursuant to the terms of Section 1.5(a) of the Purchase Agreement, and Purchaser shall pay Seller the entire First Milestone Payment of $7,500,000. Payment of such amount will be made by Purchaser to Seller on or before September 30, 2008 (notwithstanding the payment provisions of Section 1.5 of the Purchase Agreement).

2.	Amendment to Section 4.7. Section 4.7 of the Purchase Agreement is hereby eliminated in its entirety and, notwithstanding anything to the contrary in this Amendment, the Purchase Agreement, the Ancillary Agreements or any other agreements between Purchaser and Seller, Seller acknowledges and agrees that (i) Purchaser has no express or implied obligation whatsoever to meet or attempt to meet the Third Milestone, and (ii) Purchaser may, in its sole and absolute discretion, elect to pursue other opportunities or businesses and abandon or terminate any activities that may help meet the Third Milestone (in whole or in part) at any time or decline any one or more opportunities related to meeting the Third Milestone, in each case for any reason or for no reason and without any liability or responsibility to Seller.

3.	Waiver, Release and Covenant not to Sue. Notwithstanding anything to the contrary in this Amendment, the Purchase Agreement, the Ancillary Agreements or any other agreements between Purchaser and Seller, and in consideration for the Seller agreeing that the First Milestone is met and paying the First Milestone Payment to Buyer, Seller hereby waives all rights it had or may have had and hereby discharges and forever releases Purchaser (including each of its former, current or future affiliates, parents, subsidiaries, directors, officers, shareholders, employees, agents, constituents, clients, attorneys, insurers, predecessors, successors, and assigns) from any and all claims, demands, damages and/or causes of action of any nature or description whatsoever, known or unknown, liquidated or unliquidated, that it may have had, now has, or may in the future have based on past, present or further conduct, action or inaction on the part of Purchaser and arising out of or in any way related to Purchaser’s efforts to achieve the Milestones (“Claims”); provided, however, that, subject to AMS’s rights under Section 2(a) of the License Amendment, the foregoing release shall not cover any Claims that relate to the failure to pay royalties that become due from AMS on future sales of Licensed Products under the Amended License Agreement, as amended by the License Amendment. Seller further covenants and expressly agrees not to prosecute or participate in any suit, action, cause of action or proceeding related to Claims of any kind against Purchaser or any of its former, current or future affiliates, parents, subsidiaries, directors, officers, shareholders, employees, agents, constituents, clients, attorneys, insurers, predecessors, successors, and assigns.”

4.	Additional Agreements Relating to Third Milestone. Subject in all cases to Sections 2 and 3 of this Amendment, Seller and Purchaser agree as follows:
(a)	If and when the Third Milestone is achieved by Purchaser, Purchaser shall remain liable for the Third Milestone Payment pursuant to the terms of Section 1.5(c) of the Purchase Agreement.

(b)	If, prior to the Purchaser’s achievement of the Third Milestone, Purchaser (i) sells or otherwise transfers all or substantially all of the Purchased Assets to one or more non-affiliated third parties, or (ii) grants sublicenses under the Amended License Agreement, as amended, to one or more non-affiliated third parties and receives consideration therefor in addition to or other than royalties subject to Section 3(b) thereof (each a “Transfer”), then Purchaser will pay to Seller twenty-five percent (25%) of any payment(s) it receives from the Transfer, excluding royalties subject to sub-license royalties under Section 3(b) of the Amended License Agreement.

(c)	Purchaser’s maximum, aggregate liability to Seller related to achievement of the Third Milestone and in connection with any Transfer(s), pursuant to clause (b), above, shall be the original Third Milestone Payment amount of $10,000,000.

(d)	For the avoidance of doubt, Seller acknowledges and agrees that: (i) one or more Transfers may have the effect of eliminating any and all possibility of Purchaser achieving the Third Milestone; (ii) any obligation to make the Third Milestone Payment is solely an obligation of the Purchaser, contingent upon Purchaser’s achievement of the Third Milestone, and neither Purchaser nor any third party transferee will have any liability to Seller under circumstances whereby such third party transferee shall have achieved the goals specified in for the Third Milestone; and (iii) Seller may never realize the maximum amount under clause (c) above.

(e)	Seller agrees to cooperate, in good faith, in connection with any Transfer, and agrees that any required consents of Seller for any Transfer will not be unreasonably withheld.
5.	Execution of License Amendment. Each party shall execute the License Amendment on the date they execute this First Amendment.

6.	Defined Terms. Capitalized words that are not defined herein shall have the meaning given to them in the Purchase Agreement.

7.	No Other Amendments. Except as amended herein, the Purchase Agreement shall remain in full force and effect in accordance with its original terms.

8.	Counterparts. This First Amendment may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9.	Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of New York.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN MEDICAL SYSTEMS, INC.		BIO CONTROL MEDICAL (B.C.M), LTD.
a Delaware corporation		an Israeli corporation

By: Name:	/s/ Anthony P. Bihl, III Anthony P. Bihl, III	By: Name:	/s/ Ehud Cohen, Ph.D. Ehud Cohen, Ph.D.
Title:	CEO – 8/13/08	Title:	CEO
(Signature Page to First Amendment to Asset Purchase Agreement)

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